ASSET ASSIGNMENT AGREEMENT

THIS AGREEMENT dated for reference the 27th day of December, 2009.

BETWEEN:

Dr Joseph Sinkule a resident of Scottsdale, Arizona and C- Virionics Corporation. whose principle address is 42191 N. 111th Place, Scottsdale, Arizona, 85262 (herein collectively the Assignor);

AND:

Cyplasin Biomedical Ltd. a corporation existing under the laws of the State of Nevada whose principle place of business is located at Suite 131, Advanced Technology Center, 9650-20th avenue., Edmonton, Alberta Canada (herein called “Assignee) and where together the Assignee and the Assignor are referred to as the "Parties"

WHEREAS:

A.     The Assignor carries on the business of developing therapeutic products under a License identified as L-075-2004 14.07, L-232-2002 14.07, L-154-2004 8.05 (hereinafter the "License") from the Public Health Services of the National Institute of Health (NIH) located in Bethesda, Maryland (the “Business”) and;

B.     The Assignor has agreed to assign all of its rights related to said License and the Assignee has agreed to acquire and be bound by all conditions of said License (attached as Appendix 1) and thereby does acquire the exclusive world-wide rights to commercialize and further develop such Intellectual Property under said License L-075-2004/0, on the terms and conditions herein provided and;

C.     The Assignee has trademarks, proprietary knowledge and other related information’s including but not limited to the technical, developmental and commercialization data and information (for the Business) which the Parties have agreed will also be assigned to and or otherwise acquired by the Assignor such that going forward Dr. Sinkule will contribute all of his experience, personal IP relative to hepatitis C product development, prior plans and strategies, manufacturing agreements and assets related to the License and to Ribavirin and interferon generic projects, other and related ongoing business development activities, etc. as needed in order for us to make hepatitis C products and;

D.     Where the Assignor owes to the NIH an amount of $97,290.93 in back royalty and other associated legal costs and whereby the Assignee hereby agrees to pay this amount (partially completed) in exchange for assignment of the License directly to the Assignee and further;

E.     The Assignee in order to further compensate the Assignor for the License assignment will issue 3,680,000 common shares of Cyplasin Biomedical Ltd's to the three shareholders of Virionics (3 million to Dr. Joseph Sinkule, 500,000 to Dr. Jake Liang, and 180,000 to Robert Kennedy) at a value of US$0.17 per share such that Articles D & E taken together are the Remuneration for said License Assignment.

1.	DEFINED TERMS

1.1

For the purposes of this Agreement, unless the context otherwise requires, the following terms will have the respective meanings set out below and grammatical variations of such terms will have corresponding meanings:

	(a)	“Business” means the business carried on by the Assignor as described in Recital A of this Agreement; which shall include but not be limited to:

(i)

all material samples, production materials,( including but not limited to the cell lines), experimental records, accounting and other books and records, and all other proprietary and technical information, correspondence, documents, lab records & notes and material relating to the Business;

(ii)	all right, title, and interest of the Assignor in and to the Licensed Property described in Appendix 1 attached hereto; and

(iii)

all permits, licenses, consents, authorizations, and approvals pertaining to the Business including without limitation those described in Appendix 2 NIH consent to transfer and related Permits and Licenses attached hereto, to the extent such permits licenses, consents, authorizations and approvals are transferable by the execution of this Agreement.

(b)	“Business Day” means any day which is not a Saturday, Sunday or statutory holiday in British Columbia;

(c)	“Closing” means the completion of the transactions contemplated in this Agreement;

(d)	“Closing Date” means December 31, 2009, or such other date as the Assignor and the Assignee may mutually determine;

(e)	“Contract” means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral;

(f)

“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

(g)

“Environmental Laws” means all applicable federal, state, municipal and local laws, statutes, ordinances, by-laws and regulations, and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substances;

(h)	“Environmental Permits” means any licenses, permits, approvals, consents, certificates, registrations and other authorizations under Environmental Laws required for the operation of the Business;

(i)

“Goodwill” means the goodwill of the Business, together with the exclusive right of the Assignee to represent itself as carrying on the Business in continuation of and in succession to the Assignor, and the right to the “Cyplasin” or any other future to be determined name or any variation thereof as part of, or in connection with the Business;

(j)	“Hazardous Substances” means any pollutants, contaminants, chemical or industrial toxic, or hazardous waste or substances;

(k)

“Intellectual Property” means all registered and unregistered patents (issued or pending, continuances and PCTs thereof), patent rights, trade or brand names, business names, trade-marks, trade-mark registrations, copyrights, and applications thereof; drawings, logos, designs, trade secrets, restrictive covenants, processes, technology, registered user agreements, research data, inventions, instruction manuals, formulae, and other industrial or intellectual property respecting the Business, including, without limitation, the intellectual property

(l)

”Licenses” means all licenses, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory, or otherwise) required for the conduct in the ordinary course of the operations of the Business and the uses to which the Business Assets have been put;

(m)

“Losses” means, in respect of any matter, all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter and actually incurred by a party entitled to be indemnified hereunder, net of (i) any tax adjustments, benefits, savings or reductions to which such indemnified party is entitled resulting from such matter, and (ii) any insurance proceeds, in either case to which such indemnified party is entitled by virtue of such claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses;

(n)	"NIH" means the National Institute of Health of Bethesda, Maryland which collectively encompasses for this agreement the Public Health Service and the Office of Technology Transfer thereof.

(o)	“Permitted Encumbrances” means:

(i) liens for taxes, assessments, levies and other governmental charges either not yet due and payable or due but for which notice of assessment has not been given;

(ii)

undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any governmental authority that have not at the time been filed or registered against the title to the asset or served upon the Assignor pursuant to law or that relate to obligations not due or delinquent;

(iii)

assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease, and liens or rights reserved in any lease for rent or for compliance with the terms of such lease; and

(iv)

security given in the ordinary course of the Business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Business, other than security for borrowed money;

(p)

“Remuneration” means the aggregate sum payable by the Assignee to the Assignor for the Business Assets which shall be comprised of a Cash Component and an Equity Component consisting of common class A shares of the Assignee.

1.2	Currency. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.

1.3

Sections and Headings. The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this Agreement.

1.4

Number, Gender and Persons. In this Agreement, words importing the singular number only will include the plural and vice versa, words importing gender will include all genders and words importing persons will include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.6	Time of Essence. Time will be of the essence of this Agreement.

1.7

Applicable Law. This Agreement will be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties will be governed by, the laws of the State of Nevada the federal laws of the United States of America applicable therein, and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such state and all courts competent to hear appeals there from and waives, so far as is legally possible, its right to have any legal action relating to this Agreement tried by a jury.

1.8

Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise provided.

2.	ASSIGNMENT

2.1

Subject to the terms and conditions of this Agreement, effective as at the Closing Date the Assignor will assign and transfer to the Assignee and the Assignee agrees to acquire from the Assignor, free and clear of all Encumbrances except as may be otherwise specifically provided for herein as Permitted Encumbrances, the Business as a going concern and related Business Assets, but not including the Excluded Assets. The Assignee also agrees that it will comply in total with all requirements as given and or defined within the NIH license which shall include but not be limited to all owed payments, milestone payments and any eventual royalty schedules and any termination effects thereof. Further the Assignee shall comply with all due written reports and other such requirements as to the product development of the technology therein.

3.	PURCHASE PRICE AND ALLOCATION

3.1

The Remuneration payable by the Assignee to the Assignor for the Business Assets shall consist of $97,2190.93( the Cash Component) due to the NIH for previously owed royalty payments and associated legal costs plus and Equity Component consisting of 3,680,000 shares of the Assignee's class A common stock. On or prior to the Closing Date, the Assignee and the Assignor shall enter into a form of subscription agreement in regards to the Equity Component.

4.	PAYMENT OF THE CASH COMPONENT

4.1

The Cash Component will be paid in full by the issuance by the Assignee to the NIH instalments to be completed on the Closing Date. The parties agree to treat the payment of the Cash Component as an instalment under Section 453 of the Internal Revenue Code

5.	CLOSING, POSSESSION, AND NO ADJUSTMENTS

5.1

The Closing will take place December 31st, 2009 at 5:00 p.m. local time, on the Closing Date at the offices of Cyplasin Biomedical Ltd, Suite 131 Advanced Technology Center, 9650-20th ave, Edmonton Alberta Canada T6N 1G1, or at such other place, date, and time as may be mutually agreed upon by the parties hereto.

5.2	The Assignor will deliver possession of the Business Assets, free of any other claim to possession and any tenancies, to the Assignee on the Closing Date.

5.3

Provided that there has been no material misrepresentation on the part of the parties to this agreement and all of their respective obligations under this Agreement have been fulfilled, there will be no adjustment of the Purchase Price for any reason whatsoever.

6.	ASSUMPTION OF LIABILITY

6.1

Subject to the provisions of this Agreement, the Assignor agrees to assume, pay, satisfy, discharge, perform and fulfill, from and after the Closing Date, all obligations and liabilities of the Assignor in respect of:

	(a)	assignment of Intellectual Property;

	(b)	all of the required licenses, permits, approvals, consents, registrations, certificates and other authorizations described in Schedule 2 - Permits and Licenses;

	(c)	the agreements entered into by the Assignor in the ordinary course of the Business for the provision of services or goods to the Assignor; and

7.	REPRESENTATIONS AND WARRANTIES OF THE ASSIGNOR

7.1

The Assignor represents and warrants to the Assignee, with the intent that the Assignee will rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, as follows:

(a)

the execution and delivery of this Agreement and the completion of the transaction contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of the Assignor and this Agreement constitutes a valid and binding obligation of the Assignor enforceable against the Assignor in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(b)

except as will be remedied by the consents, approvals, releases, and discharges described in this agreement and or attached hereto, neither the execution and delivery of this Agreement nor the performance of the Assignor’s obligations hereunder will:

(i)

violate or constitute default under any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Assignor, the Business or any of the Business Assets, or any contract, agreement, instrument, covenant, mortgage, or security, to which the Assignor is a party or which are binding upon the Assignor,

	(ii)	to the knowledge of the Assignor, result in any fees, duties, taxes, assessments, penalties or other amounts becoming due or payable by the Assignee under any tax legislation.

	(iii)	give rise to the creation or imposition of any Encumbrance on any of the related Business Assets,

	(iv)	violate or constitute default under any license, permit, approval, consent or authorization held by the Assignor or necessary to the operation of the Business, or

	(v)	violate or trigger any liability on behalf of the Assignee pursuant to any legislation governing the sale of assets in bulk by the Assignor.

(c)	the Assignor owns and possesses and has good and marketable title to the Business Assets free and clear of all Encumbrances of every kind and nature whatsoever;

(d)

to the knowledge of the Assignor, the Business Assets are in good working order and in a functional state of repair and to the best of the knowledge of the Assignor there are no latent defects thereto;

(e)	the Business Assets comprise all property and assets used by the Assignor in connection with the Business;

(f)	except for the NIH, the Assignor does not have any indebtedness which might by operation of law or otherwise now or hereafter constitute an Encumbrance upon any of the Business Assets;

(g)

no person other than the Assignee has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the assignment or acquisition from the Assignor of any of the Business Assets;

(h)

except as otherwise provided herein, discloses all contracts, engagements, and commitments, whether oral or written, relating to the Business or the Business Assets including in particular contracts, engagements, and commitments:

(i)	out of the ordinary course of Business,

(ii)	respecting ownership of or title to any interest or claim in or to any real or personal property making up the Business Assets,

(iii)	respecting Intellectual Property;

(iv)

respecting any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person;

(v)

any employment or consulting contracts or any other contract with any officer, employee or consultant, other than oral contracts of indefinite hire terminable by the Assignor without cause on reasonable notice;

(vi)

any trust indenture, mortgage, promissory note, loan agreement, guarantee or other contracts for the borrowing of money or a leasing transaction of the type required to be capitalized using the License as collateral in accordance with generally accepted accounting principles;

(vii)

any confidentiality, secrecy or non-disclosure contract, (whether the Assignor is a beneficiary or obliging there under) relating to any proprietary or confidential information or any non-competition or similar contract;.

(viii)

there are no material contracts that create any default in any obligation or liability in respect of said contracts, engagements, or commitments by the Assignor and the Assignor has performed all of the material obligations required to be performed by it and is entitled to all benefits under the License;

(ix)	there has not been any undisclosed amendment, modification, variation, surrender, or release of said License and

(i)

all material Licenses required for the conduct in the ordinary course of the operations of the Business and the uses to which the Business Assets have been put have been obtained and are in good standing and such conduct and uses are in compliance in all material respects with such licenses and permits and with all laws, zoning and other bylaws, building and other restrictions, rules, regulations, and ordinances applicable to the Business and the Business Assets and neither the execution and delivery of this Agreement nor the completion of the assignment hereby contemplated will give any person the right to terminate or cancel the said licenses or permits or affect such compliance;

(j)

except as disclosed in Legal and Regulatory Proceedings, there are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or noncompliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of the Assignor’s knowledge threatened against or affecting the Assignor or in respect of the Business or any of the Business Assets;

(k)

Other then with the NIH there is no requirement applicable to the Assignor to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licenses, permits, certificates, registrations, consents and approvals described in Consents, or that relate solely to the identity of the Assignee or the nature of any business carried on by the Assignee except for the notifications, consents and approvals described in Consents;

(l)

the Assignor has not caused or permitted, nor does it have any knowledge of, the release, in any manner whatsoever, of any Hazardous Substance on or from any of its properties or assets (including any of the Leased Property) utilized in the Business, or any such release on or from a facility owned or operated by third parties, but with respect to which the Assignor in connection with the Business is or may reasonably be alleged to have liability. All Hazardous Substances and all other wastes and other materials and substances used in whole or in part by the Assignor in connection with the Business or resulting from the Business have been disposed of, treated and stored in compliance with all Environmental Laws;

(m)

The Assignor is not aware of any state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property. The Assignor has provided to the Assignee a true and complete copy of all contracts and amendments thereto that comprise or relate to the License;

8.	REPRESENTATIONS OF THE ASSIGNEE

8.1

The Assignee represents and warrants to the Assignor as follows, with the intent that the Assignor will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated hereby, that:

(a)

the Assignee is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the power, authority, and capacity to enter into this Agreement and to carry out its terms;

(b)

the execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Assignee, and this Agreement constitutes a valid and binding obligation of the Assignee enforceable against the Assignee in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(c)

there is no requirement for the Assignee to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement except as might be required from the NIH.

(d)

Neither the execution and delivery of this Agreement nor the performance of the Assignee’s obligations hereunder will violate or constitute a default under the constating documents, by-laws, or articles of the Assignee, any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Assignee, or any contract, agreement, instrument, covenant, mortgage or security to which the Assignee is a party or which are binding upon the Assignee;

(e)

The Equity Component to be issued to the Assignor under this Agreement will, when so issued, be duly authorized, validly issued, fully paid, non-assessable, free of any Encumbrances except for SEC restrictions and not subject to any pre-emptive rights or rights of first refusal created by statute or the charter documents or Bylaws of Assignee or any agreement to which Assignee is a party or is bound and will be issued in compliance with federal and state securities laws; and

(f)

except as disclosed in the Assignee SEC Documents, (i) there are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or non-compliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of the Assignee’s knowledge threatened against or affecting the Assignee; and (ii) the Assignee is in compliance in all material respects with all applicable laws applicable to Assignee and its business.

9.	COVENANTS OF THE ASSIGNOR

9.1	Between the date of this Agreement and the Closing Date, the Assignor covenants and agrees that the Assignor:

(a)

will not sell or dispose of any of the Business Assets, will conduct the Business diligently and only in the ordinary course consistent with past practice, keep the Business Assets in their present state, and endeavour to preserve the organization of the Business intact and the goodwill of the suppliers and customers and others having business relations with the Assignor relating to the Business;

(b)

will afford the Assignee and its authorized representatives full access during normal business hours to the Business Assets and all other property and assets utilized in the Business and without limitation all title documents, abstracts of title, deeds, leases, contracts, financial statements, policies, reports, licenses, books, records, and other such material relating to the Business, and furnish such copies thereof and other information, as the Assignee may reasonably request;

(c)

will use its best efforts to procure and obtain at or prior to the Closing Date all such consents, approvals, releases, and discharges as may be required to effect the transactions contemplated hereby from all federal, state, municipal or other governmental or regulatory bodies and from all other third parties as necessary;

(d)

at the request of the Assignee, the Assignor will execute such consents, authorizations and directions as may be necessary to permit any inspection of the Business or any of the Business Assets or to enable the Assignee or its authorized representatives to obtain full access to all files and records relating to the Business or the Business Assets maintained by governmental or other public authorities;

(e)

the Assignor will use its best efforts to take or cause to be taken all necessary corporate action, steps and proceedings to approve and authorize validly and effectively the assign and transfer the Business Assets to the Assignee and the execution and delivery of this Agreement and any other Agreements or documents contemplated hereby and to cause all necessary meetings of members or managers of the Assignor to be held for such purpose; and

(f)

will not, without the prior written consent of the Assignee, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Assignor contained herein, and the Assignor will not enter into any material supply agreements relating to the Business or make any material decisions or enter into any material contracts with respect to the Business without the consent of the Assignee, which consent will not be unreasonably withheld.

9.2	Subject to the limitations set forth below, the Assignor covenants and agrees to indemnify and hold harmless the Assignee from and against:

(a)

any and all debts, obligations, and liabilities, whether accrued, absolute, contingent, or otherwise, existing at the time of Closing, respecting the Business or the Business Assets; and the Assignee may, but will not be bound to, pay or perform same and all moneys so paid by the Assignee in doing so will constitute indebtedness of the Assignor to the Assignee hereunder;

(b)

any and all Losses resulting from any misrepresentation, misstatement, breach of warranty, or the non-fulfillment of any covenant on the part of the Assignor under this Agreement or under any document or instrument delivered pursuant hereto or in connection herewith; and

(c)	any and all Losses which arise or are made or claimed against or are suffered or incurred reasonably by the Assignee in respect of any of the foregoing; and

(d)

any and all Losses suffered or incurred by the Assignee as a result of or arising directly or indirectly out of or in connection with any liability incurred by the Assignor in respect of the operation of the Business up to the Closing Date, except for liabilities specifically assumed hereunder.

10.	COVENANTS OF THE ASSIGNEE

10.1

Between the date of this Agreement and the Closing Date, the Assignee will make all reasonable efforts to obtain and procure in co-operation with the Assignor all consents, approvals, releases, and discharges required to effect the transactions contemplated hereby.

11.	CONDITIONS PRECEDENT

11.1	The obligation of the Assignee to consummate the transactions herein contemplated is subject to the fulfillment of each of the following conditions precedent at the times stipulated:

(a)

that the representations and warranties of the Assignor contained herein are true and correct on and as at the Closing Date with the same force and effect as if such representations and warranties were made as at the Closing Date, except as may be in writing disclosed to and approved by the Assignee;

(b)

that all the terms, covenants, conditions, agreements, and obligations hereunder on the part of the Assignor to be performed or complied with at or prior to the Closing Date, including in particular the Assignor’s obligation to deliver the documents and instruments herein provided for in Clause 12, have been performed and complied with as at the Closing Date;

(c)

that between the date hereof and the Closing Date no change, event, or circumstance has occurred which materially adversely affects the Business Assets or the prospects, operation, or condition of the Business or which, significantly reduces the value of the Business or the Business Assets to the Assignee;

(d) no legal or regulatory action or proceeding will be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Business Assets contemplated hereby;

(e)

that at the Closing Date, there will have been obtained from all appropriate federal, state, municipal or other governmental or administrative bodies such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Assignor to permit the change of ownership of the Business Assets contemplated hereby, and all notices, consents and approvals with respect to the transfer or assignment of the Material Contracts, including, without limitation those described in 0 hereof have been obtained;;

11.2	The obligation of the Assignor to consummate the transactions herein contemplated is subject to the fulfillment of each of the following conditions precedent at the times stipulated:

(a)

that the representations and warranties of the Assignee contained herein are true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties were made as at the Closing Date, except as may be in writing disclosed to and approved by the Assignor;

(b)	that the Cash Component payment should have been completed on or before the Closing Date;

(c)

that all terms, covenants, conditions, agreements, and obligations hereunder on the part of the Assignee to be performed or complied with at or prior to the Closing, including in particular the Assignee’s obligation to deliver the documents and instruments

12.	TRANSACTIONS OF THE ASSIGNOR AT THE CLOSING

13.	FURTHER ASSURANCES

13.1

From time to time subsequent to the Closing Date, the parties covenant and agree, at the expense of the requesting party, to promptly execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby.

14.	ASSIGNMENT

14.1

Other than if the Assignees Corporate Assets are acquired by another business entity which acquires 100% of the Assignees business assets this agreement may not be assigned by any party hereto without the prior written consent of the NIH hereto.

15.	SUCCESSORS AND ASSIGNS

15.1	This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

16.	COUNTERPARTS

16.1	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

17.	NOTICES

17.1

Any notice required or permitted to be given under this Agreement will be in writing and may be given by personal service or by prepaid registered mail, and addressed to the proper party or transmitted by electronic facsimile generating proof of receipt of transmission at the address or facsimile number stated below:

(a)	if to the Assignor: Dr. Joseph Sinkule
42191 N. 111th Place, Scottsdale, Arizona, 85262 Facsimile No.: 480-348-9709

(b)	if to the Assignee:

President CEO Cyplasin Biomedical Ltd
Suite 131, Advanced Technology Center,
9650-20th avenue, Edmonton Alberta T6N 1G1 Canada

or to such other address or facsimile number as any party may specify by notice. Any notice sent by registered mail as aforesaid will be deemed conclusively to have been effectively given on the fifth business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then such notice will not be effectively given until actually received. Any notice transmitted by electronic facsimile will be deem conclusively to have been effectively given if evidence of receipt is obtained before 5:00 p.m. (recipient’s time) on a Business Day, and otherwise on the Business Day next following the date evidence of receipt of transmission is obtained by the sender.

18.	REFERENCE DATE

18.1

This Agreement is dated for reference as of the date first above written, but will become binding as of the date of execution and delivery by all parties hereto and subject to compliance with the terms and conditions hereof, the transfer and possession of the Business Assets will be deemed to take effect as at the close of business on the Closing Date. References herein to the date of the Agreement or to the date hereof shall be deemed to mean the date set forth in the preamble to this Agreement.

19.	REFERENCES TO AGREEMENT

19.1

The terms “this Agreement”, “hereof’, “herein”, “hereby”, “hereto”, and similar terms refer to this Agreement and not to any particular clause, paragraph or other part of this Agreement. References to particular clauses are to clauses of this Agreement unless another document is specified.

IN WITNESS WHEREOF the parties have executed and delivered these presents on the dates indicated below.

WITNESSED BY:	)	C-VIRIONICS CORPORATION.

Nancy Sinkule	)
Name
42191 N. 111th Place	)
Address		/s/ Dr. Joseph Sinkule
	)	per Dr. JOSEPH SINKULE
Scottsdale, AZ 85262 USA
)
Assistant to the President
Occupation

Dated: 29 December, 2009

CYPLASIN BIOMEDICAL LTD.

Per: /s/ Garth Likes
Garth Likes

Authorized Signatory

Dated: December 29, 2009

Schedule 1

PUBLIC HEALTH SERVICE
PATENT LICENSE AGREEMENT—EXCLUSIVE
COVER PAGE

For PHS internal use only: Patent License Number:

A-027-2003

Serial Number(s) of Licensed Patent(s) and/or Patent Application(s):

U.S. Patent No. 6,387,662 (U.S. S/N 09/246,441), issued May 14, 2002, entitled "Synthesis and Purification of Hepatitis C Virus-Like particles" (E-009-1997/0) (Inventors: T. Jake Liang (NIDDK), Thomas F. Baumert (NIDDK)). This application is a continuation of and claims the benefit of priority of International Application No. PCT/US97/05096 designating the U.S. having International filing date of Mar. 25, 1997, abandoned, claims the benefit of priority of U.S. S/N 60/030,238, filed Nov. 8, 1996.

PCT/US97/05096 filed March 25, 1997, entitled "Synthesis and Purification of Hepatitis C Virus-Like particles in vitro" (related to E-009-1997/0) (Inventors: T. Jake Liang (NIDDK), Thomas F. Baumert (NIDDK)). National Stage filed March 25, 1997: in Australia Patent No. 738585, issued Jan. 03, 2002, in EPO patent application No. 9791652.6, in Canada patent application No. 2269097, in Japan patent application No. 10-522521.

Licensee:

VIRIONICS CORPORATION (VIRIONICS)

Cooperative Research and Development Agreement (CRADA) Number (if applicable):

Additional Remarks:

Public Benefit(s):

Vaccines for the prevention and treatment of chronic Hepatitis C Virus (HCV) infections.

This Patent License Agreement, hereinafter referred to as the "Agreement", consists of this Cover Page, an attached Agreement, a Signature Page, Appendix A (List of Patent(s) and/or Patent Application(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D (Modifications), Appendix E (Benchmarks), and Appendix F (Commercial Development Plan). The Parties to this Agreement are:

1)

The National Institutes of Health ("NIH"), the Centers for Disease Control and Prevention ("CDC"), or the Food and Drug Administration ("FDA"), hereinafter singly or collectively referred to as "PHS", agencies of the United States Public Health Service within the Department of Health and Human Services ("DHHS"); and

2)	The person, corporation, or institution identified above and/or on the Signature Page, having offices at the address indicated on the Signature Page, hereinafter referred to as "Licensee".PHS

PHS PATENT LICENSE AGREEMENT—EXCLUSIVE

PHS and Licensee agree as follows:

1.	BACKGROUND

	1.01	In the course of conducting biomedical and behavioral research, PHS investigators made inventions that may have commercial applicability.

1.02

By assignment of rights from PHS employees and other inventors, DHHS, on behalf of the United States Government, owns intellectual property rights claimed in any United States and/or foreign patent applications or patents corresponding to the assigned inventions. DHHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS.

	1.03	The Secretary of DHHS has delegated to PHS the authority to enter into this Agreement for the licensing of rights to these inventions.

	1.04	PHS desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

	1.05	Licensee desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods, and/or marketable products for public use and benefit.

2.	DEFINITIONS.

	2.01	"Benchmarks" mean the performance milestones that are set forth in Appendix E.

	2.02	"Commercial Development Plan" means the written commercialization plan attached as Appendix F.

2.03

"First Commercial Sale" means the initial transfer by or on behalf of Licensee or its sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of Licensee or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

	2.04	"Government" means the Government of the United States of America.

	2.05	"Licensed Fields of Use" means the fields of use identified in Appendix B.

	2.06	"Licensed Patent Rights" shall mean:

a)

Patent applications (including provisional patent applications and PCT patent applications) and/or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;

b)

to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: i) continuations-in-part of a) above; ii) all divisions and continuations of these continuations-in-part; iii) all patents issuing from such continuations-in-part, divisions, and continuations; iv) priority patent application(s) of a) above; and v) any reissues, reexaminations, and extensions of all such patents;

c)

to the extent that the following contain one or more claims directed to the invention or inventions disclosed in a) above: all counterpart foreign and U.S. patent applications and patents to a) and b) above, including those listed in Appendix A.

Licensed Patent Rights shall not include b) or c) above to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in a) above.

2.07

"Licensed Process(es)" means processes which, in the course of being practiced would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.08

"Licensed Product(s)" means tangible materials which, in the course of manufacture, use, sale, or importation would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.09	"Licensed Territory" means the geographical area identified in Appendix B.

2.10

"Net Sales" means the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of Licensee or its sublicensees, and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by Licensee, or sublicensees, and on its payroll, or for the cost of collections.

2.11

"Practical Application" means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under such conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

2.12

"Research License" means a nontransferable, nonexclusive license to make and to use the Licensed Products or Licensed Processes as defined by the Licensed Patent Rights for purposes of research and not for purposes of commercial manufacture or distribution or in lieu of purchase.

3.	GRANT OF RIGHTS

3.01

PHS hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any Licensed Products in the Licensed Fields of Use and to practice and have practiced any Licensed Processes in the Licensed Fields of Use.

3.02

This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of PHS other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

4.	SUBLICENSING

	4.01	Upon written approval by PHS, which approval will not be unreasonably withheld, Licensee may enter into sublicensing agreements under the Licensed Patent Rights.

4.02

Licensee agrees that any sublicenses granted by it shall provide that the obligations to PHS of Paragraphs 5.01-5.04, 8.01, 10.01, 10.02, 12.05, and 13.07-13.09 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

4.03

Any sublicenses granted by Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensees and PHS, at the option of the sublicensee, upon termination of this Agreement under Article 13. Such conversion is subject to PHS approval and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

4.04

Licensee agrees to forward to PHS a copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of such agreement. To the extent permitted by law, PHS agrees to maintain each such sublicense agreement in confidence.

5.	STATUTORY AND PHS REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

5.01	(a)	PHS reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory. Prior to the First Commercial Sale, Licensee agrees to provide PHS reasonable quantities of Licensed Products or materials made through the Licensed Processes for PHS research use.

(b)

In the event that Licensed Patent Rights are Subject Inventions made under a Cooperative Research and Development Agreement (CRADA), Licensee grants to the Government, pursuant to 15 U.S.C. § 3710a(b)(1)(A), a nonexclusive, nontransferable, irrevocable, paid-up license to practice Licensed Patent Rights or have Licensed Patent Rights practiced throughout the world by or on behalf of the Government. In the exercise of such license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. § 552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party. Prior to the First Commercial Sale, Licensee agrees to provide PHS reasonable quantities of Licensed Products or materials made through the Licensed Processes for PHS research use.

5.02

Licensee agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from PHS.

5.03

Licensee acknowledges that PHS may enter into future Cooperative Research and Development Agreements (CRADAs) under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this Agreement. Licensee agrees not to unreasonably deny requests for a Research License from such future collaborators with PHS when acquiring such rights is necessary in order to make a Cooperative Research and Development Agreement (CRADA) project feasible. Licensee may request an opportunity to join as a party to the proposed Cooperative Research and Development Agreement (CRADA).

5.04	(a)

In addition to the reserved license of Paragraph 5.01 above, PHS reserves the right to grant nonexclusive Research Licenses directly or to require Licensee to grant nonexclusive Research Licenses on reasonable terms. The purpose of this Research License is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the Licensed Patent Rights, however, PHS shall consult with Licensee before granting to commercial entities a Research License or providing to them research samples of materials made through the Licensed Processes.

(b)

In exceptional circumstances, and in the event that Licensed Patent Rights are Subject Inventions made under a Cooperative Research and Development Agreement (CRADA), the Government, pursuant to 15 U.S.C. § 3710a(b)(1)(B), retains the right to require the Licensee to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use Licensed Patent Rights in Licensee's field of use on terms that are reasonable under the circumstances; or if Licensee fails to grant such a license, the Government retains the right to grant the license itself. The exercise of such rights by the Government shall only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Licensee; (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by the Licensee; or (iii) the Licensee has failed to comply with an agreement containing provisions described in 15 U.S.C. § 3710a(c)(4)(B). The determination made by the Government under this Article is subject to administrative appeal and judicial review under 35 U.S.C. § 203(2).

6.	ROYALTIES AND REIMBURSEMENT

	6.01	Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty as set forth in Appendix C within thirty (30) days from the date that this Agreement becomes effective.

6.02

Licensee agrees to pay to PHS a nonrefundable minimum annual royalty as set forth in Appendix C. The minimum annual royalty is due and payable on January 1 of each calendar year beginning January 1, 2006 and may be credited against any earned royalties due for sales made in that year.

	6.03	Licensee agrees to pay PHS earned royalties as set forth in Appendix C.

	6.04	Licensee agrees to pay PHS benchmark royalties as set forth in Appendix C.

	6.05	Licensee agrees to pay PHS sublicensing royalties as set forth in Appendix C.

7.	PATENT FILING, PROSECUTION AND MAINTENANCE,

7.01

Except as otherwise provided in this Article 7, PHS agrees to take responsibility for, but to consult with, the Licensee in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall furnish copies of relevant patent-related documents to Licensee.

7.02

Upon PHS's written request, Licensee shall assume the responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall on an ongoing basis promptly furnish copies of all patent- related documents to PHS. In such event, Licensee shall, subject to the prior approval of PHS, select registered patent attorneys or patent agents to provide such services on behalf of Licensee and PHS. PHS shall provide appropriate powers of attorney and other documents necessary to undertake such actions to the patent attorneys or patent agents providing such services. Licensee and its attorneys or agents shall consult with PHS in all aspects of the preparation, filing, prosecution and maintenance of patent applications and patents included within the Licensed Patent Rights and shall provide PHS sufficient opportunity to comment on any document that Licensee intends to file or to cause to be filed with the relevant intellectual property or patent office.

7.03

At any time, PHS may provide Licensee with written notice that PHS wishes to assume control of the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights. If PHS elects to assume such responsibilities, Licensee agrees to cooperate fully with PHS, its attorneys, and agents in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and to provide PHS with complete copies of any and all documents or other materials that PHS deems necessary to undertake such responsibilities. Licensee shall be responsible for all costs associated with transferring patent prosecution responsibilities to an attorney or agent of PHS's choice.

7.04

Each party shall promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Licensed Patent Rights and permit each other to provide comments and suggestions with respect to the preparation, filing, prosecution, and maintenance of Licensed Patent Rights, which comments and suggestions shall be considered by the other party.

8.	RECORD KEEPING.

8.01

Licensee agrees to keep accurate and correct records of Licensed Products made, used, sold, or imported and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due PHS. Such records shall be retained for at least five (5) years following a given reporting period and shall be available during normal business hours for inspection at the expense of PHS by an accountant or other designated auditor selected by PHS for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to PHS information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse PHS for the cost of the inspection at the time Licensee pays the unreported royalties, including any late charges as required by Paragraph 9.08 of this Agreement. All payments required under this Paragraph shall be due within thirty (30) days of the date PHS provides Licensee notice of the payment due.

8.02

Licensee agrees to have an audit of sales and royalties conducted by an independent auditor at least every two (2) years if annual sales of the Licensed Product or Licensed Processes are over two (2) million dollars. The audit shall address, at a minimum, the amount of gross sales by or on behalf of Licensee during the audit period, terms of the license as to percentage or fixed royalty to be remitted to the Government, the amount of royalty funds owed to the Government under this Agreement, and whether the royalty amount owed has been paid to the Government and is reflected in the records of the Licensee. The audit shall also indicate the PHS license number, product, and the time period being audited. A report certified by the auditor shall be submitted promptly by the auditor directly to PHS on completion. Licensee shall pay for the entire cost of the audit.

9.	REPORTS ON PROGRESS BENCHMARKS, SALES1 AND PAYMENTS

9.01

Prior to signing this Agreement, Licensee has provided to PHS the Commercial Development Plan at Appendix F, under which Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of Practical Application. This Commercial Development Plan is hereby incorporated by reference into this Agreement. Based on this plan, performance Benchmarks are determined as specified in Appendix E.

9.02

Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within sixty (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, importing, and sales during the preceding calendar year, as well as plans for the present calendar year. PHS also encourages these reports to include information on any of Licensee's public service activities that relate to the Licensed Patent Rights. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for such differences. In any such annual report, Licensee may propose amendments to the Commercial Development Plan, acceptance of which by PHS may not be denied unreasonably. Licensee agrees to provide any additional information reasonably required by PHS to evaluate Licensee's performance under this Agreement. Licensee may amend the Benchmarks at any time upon written consent by PHS. PHS shall not unreasonably withhold approval of any request of Licensee to extend the time periods of this schedule if such request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of Practical Application as defined in 37 CFR 404.3(d). Licensee shall amend the Commercial Development Plan and Benchmarks at the request of PHS to address any Licensed Fields of Use not specifically addressed in the plan originally submitted.

9.03

Licensee shall report to PHS the dates for achieving Benchmarks specified in Appendix E and the First Commercial Sale in each country in the Licensed Territory within thirty (30) days of such occurrences.

9.04

Licensee shall submit to PHS within sixty (60) days after each calendar half-year ending June 30 and December 31 a royalty report setting forth for the preceding half-year period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each such royalty report, Licensee shall submit payment of the earned royalties due. If no earned royalties are due to PHS for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 2.10 to determine Net Sales made under Article 6 to determine royalties due.

9.05

Licensee agrees to forward semi-annually to PHS a copy of such reports received by Licensee from its sublicensees during the preceding half-year period as shall be pertinent to a royalty accounting to PHS by Licensee for activities under the sublicense.

9.06

Royalties due under Article 6 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due. All checks and bank drafts shall be drawn on United States banks and shall be payable, as appropriate, to "NIH/Patent Licensing." All such payments shall be sent to the following address: NIH, P.O. Box 360120, Pittsburgh, PA 15251- 6120. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Licensee. The royalty report required by Paragraph 9.04 of this Agreement shall accompany each such payment, and a copy of such report shall also be mailed to PHS at its address for notices indicated on the Signature Page of this Agreement.

9.07

Licensee shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay any such tax and be responsible for all filings with appropriate agencies of foreign governments.

9.08

Interest and penalties may be assessed by PHS on any overdue payments in accordance with the Federal Debt Collection Act. The payment of such late charges shall not prevent PHS from exercising any other rights it may have as a consequence of the lateness of any payment.

9.09

All plans and reports required by this Article 9 and marked "confidential" by Licensee shall, to the extent permitted by law, be treated by PHS as commercial and financial information obtained from a person and as privileged and confidential, and any proposed disclosure of such records by the PHS under the Freedom of Information Act (FOIA), 5 U.S.C. § 552 shall be subject to the predisclosure notification requirements of 45 CFR § 5.65(d).

10.	PERFORMANCE,

10.01

Licensee shall use its reasonable best efforts to bring the Licensed Products and Licensed Processes to Practical Application. "Reasonable best efforts" for the purposes of this provision shall include adherence to the Commercial Development Plan at Appendix F and performance of the Benchmarks at Appendix E. The efforts of a sublicensee shall be considered the efforts of Licensee.

10.02

Upon the First Commercial Sale, until the expiration of this Agreement, Licensee shall use its reasonable best efforts to make Licensed Products and Licensed Processes reasonably accessible to the United States public.

11.	INFRINGEMENT AND PATENT ENFORCEMENT

11.01

PHS and Licensee agree to notify each other promptly of each infringement or possible infringement of the Licensed Patent Rights, as well as any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights of which either Party becomes aware.

11.02

Pursuant to this Agreement and the provisions of Chapter 29 of title 35, United States Code, Licensee may: a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Licensed Patent Rights; b) in any such suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for infringement of the Licensed Patent Rights provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions. If Licensee desires to initiate a suit for patent infringement, Licensee shall notify PHS in writing. If PHS does not notify Licensee of its intent to pursue legal action within ninety (90) days, Licensee will be free to initiate suit. PHS shall have a continuing right to intervene in such suit. Licensee shall take no action to compel the Government either to initiate or to join in any such suit for patent infringement. Licensee may request the Government to initiate or join in any such suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any such suit, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action, including any and all costs incurred by the Government in opposing any such motion or other action. In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.03

In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patent Rights shall be brought against Licensee or raised by way of counterclaim or affirmative defense in an infringement suit brought by Licensee under Paragraph 11.02, pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code or other statutes, Licensee may: a) defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Licensed Patent Rights; b) in any such suit, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for declaratory judgment involving the Licensed Patent Rights-provided, however, that PHS and appropriate Government authorities shall have the first right to take such actions and shall have a continuing right to intervene in such suit. If PHS does not notify Licensee of its intent to respond to the legal action within a reasonable time, Licensee will be free to do so. Licensee shall take no action to compel the Government either to initiate or to join in any such declaratory judgment action. Licensee may request the Government to initiate or to join any such suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any such suit by motion or any other action of Licensee, Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of such motion or other action. If Licensee elects not to defend against such declaratory judgment action, PHS, at its option, may do so at its own expense. In all cases, Licensee agrees to keep PHS reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify PHS and give careful consideration to the views of PHS and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.04

In any action under Paragraphs 11.02 or 11.03, the expenses including costs, fees, attorney fees, and disbursements, shall be paid by Licensee. The value of any recovery made by Licensee through court judgment or settlement shall be treated as Net Sales and subject to earned royalties.

11.05

PHS shall cooperate fully with Licensee in connection with any action under Paragraphs 11.02 or 11.03. PHS agrees promptly to provide access to all necessary documents and to render reasonable assistance in response to a request by Licensee.

12.	NEGATION OF WARRANTIES AND INDEMNIFICATION

12.01	PHS offers no warranties other than those specified in Article 1.

12.02

PHS does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

12.03

PHS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS OR TANGIBLE MATERIALS RELATED THERETO.

12.04	PHS does not represent that it will commence legal actions against third parties infringing the Licensed Patent Rights.

12.05

Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of: a) the use by or on behalf of Licensee, its sublicensees, directors, employees, or third parties of any Licensed Patent Rights; orb) the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights. Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13.	TERM, TERMINATION, AND MODIFICATION OF RIGHTS,

	13.01	This Agreement is effective when signed by all parties and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this Article 13.

13.02

In the event that Licensee is in default in the performance of any material obligations under this Agreement, including but not limited to the obligations listed in Article 13.05, and if the default has not been remedied within ninety (90) days after the date of notice in writing of such default, PHS may terminate this Agreement by written notice and pursue outstanding amounts owed through procedures provided by the Federal Debt Collection Act.

13.03

In the event that Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party's intention to file an involuntary petition in bankruptcy, Licensee shall immediately notify PHS in writing. Furthermore, PHS shall have the right to terminate this Agreement immediately upon Licensee's receipt of written notice.

13.04	Licensee shall have a unilateral right to terminate this Agreement and/or any licenses in any country or territory by giving PHS sixty (60) days written notice to that effect.

13.05

PHS shall specifically have the right to terminate or modify, at its option, this Agreement, if PHS determines that the Licensee: I) is not executing the Commercial Development Plan submitted with its request for a license and the Licensee cannot otherwise demonstrate to PHS's satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve Practical Application of the Licensed Products or Licensed Processes; 2) has not achieved the Benchmarks as may be modified under Paragraph 9.02; 3) has willfully made a false statement of, or willfully omitted, a material fact in the license application or in any report required by the license Agreement; 4) has committed a material breach of a covenant or agreement contained in the license; 5) is not keeping Licensed Products or Licensed Processes reasonably available to the public after commercial use commences; 6) cannot reasonably satisfy unmet health and safety needs; or 7) cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.02 unless waived. In making this determination, PHS will take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by Licensee under Paragraph 9.02. Prior to invoking this right, PHS shall give written notice to Licensee providing Licensee specific notice of, and a ninety (90) day opportunity to respond to, PHS's concerns as to the previous items 1) to 7). If Licensee fails to alleviate PHS's concerns as to the previous items 1) to 7) or fails to initiate corrective action to PHS's satisfaction, PHS may terminate this Agreement.

13.06

When the public health and safety so require, and after written notice to Licensee providing Licensee a sixty (60) day opportunity to respond, PHS shall have the right to require Licensee to grant sublicenses to responsible applicants, on reasonable terms, in any Licensed Fields of Use under the Licensed Patent Rights, unless Licensee can reasonably demonstrate that the granting of the sublicense would not materially increase the availability to the public of the subject matter of the Licensed Patent Rights. PHS will not require the granting of a sublicense unless the responsible applicant has first negotiated in good faith with Licensee.

13.07

PHS reserves the right according to 35 U.S.C. § 209(0(4) to terminate or modify this Agreement if it is determined that such action is necessary to meet requirements for public use specified by federal regulations issued after the date of the license and such requirements are not reasonably satisfied by Licensee.

13.08

Within thirty (30) days of receipt of written notice of PHS's unilateral decision to modify or terminate this Agreement, Licensee may, consistent with the provisions of 37 CFR 404.11, appeal the decision by written submission to the designated PHS official. The decision of the designated PHS official shall be the final agency decision. Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

13.09

Within ninety (90) days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by Licensee. Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with PHS pursuant to Paragraph 4.03. Unless otherwise specifically provided for under this Agreement, upon termination or expiration of this Agreement, Licensee shall return all Licensed Products or other materials included within the Licensed Patent Rights to PHS or provide PHS with certification of the destruction thereof.

14.	GENERAL PROVISIONS

14.01

Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of the Government to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by the Government or excuse a similar subsequent failure to perform any such term or condition by Licensee.

14.02

This Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Licensed Patent Rights, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

14.03

The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

14.04

If either Party desires a modification to this Agreement, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.

14.05	The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

14.06

All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other Party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other Party. Notices shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

14.07

This Agreement shall not be assigned by Licensee except: a) with the prior written consent of PHS, such consent not to be withheld unreasonably; orb) as part of a sale or transfer of substantially the entire business of Licensee relating to operations which concern this Agreement. Licensee shall notify PHS within ten (10) days of any assignment of this Agreement by Licensee,

14.08

Licensee agrees in its use of any PHS-supplied materials to comply with all applicable statutes, regulations, and guidelines, including PHS and DHHS regulations and guidelines. Licensee agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR Part 50 and 45 CFR Part 46. Licensee agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without notifying PHS, in writing, of such research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to PHS of research involving human subjects or clinical trials outside of the United States shall be given no later than sixty (60) days prior to commencement of such research or trials.

14.09

Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant Agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. PITS neither represents that a license is or is not required or that, if required, it shall be issued.

14.10

Licensee agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate "Patent Pending" status. All Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve PHS patent rights in such countries.

14.11

By entering into this Agreement, PHS does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee shall not state or imply that this Agreement is an endorsement by the Government, PHS, any other Government organizational unit, or any Government employee. Additionally, Licensee shall not use the names of NIH, CDC, PHS, or DHHS or the Government or their employees in any advertising, promotional, or sales literature without the prior written consent of PHS.

14.12

The Parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, except for appeals of modifications or termination decisions provided for in Article 13. Licensee agrees first to appeal any such unsettled claims or controversies to the designated PHS official, or designee, whose decision shall be considered the final agency decision. Thereafter, Licensee may exercise any administrative or judicial remedies that may be available.

14.13

Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 CFR Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

14.14	Paragraphs 4.03, 8.01, 9.05-9.07, 12.01-12.05, 13.08, 13.09, and 14.12 of this Agreement shall survive termination of this Agreement.

SIGNATURES BEGIN ON NEXT PAGE

PHS PATENT LICENSE AGREEMENT--EXCLUSIVE

SIGNATURE PAGE

For PH

M. Ferguson
Director, Division of Technology
Office of Technology Trans
National Institutes of Health

Mailing Address for Notices:

Office of Technology Transfer
National Institutes of Health
6011 Executive Boulevard, Suite 325
Rockville, Maryland 20852-3804 U.S.A.

____________________________

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§ 3801-3812 (civil liability) and 18 U.S.C. § 1001 (criminal liability including fine(s) and/or imprisonment).

APPENDIX A—Patent(s) or Patent Application(s)

Patent(s) or Patent Application(s):

Serial Number	Country	Filing Date	Issue Date	Status	Patent Number

09/296,441	U.S.A.	04/21/1999	05/14/2002	Issued	6,387,662
PCTTUS97/05096	PCT	03/25/1997		Expired
23479/97	Australia	03/25/1997	01/03/2002	Issued	738585
9791652.6	EPO	03/25/1997		Pending
10-522521	Japan	03/25/1997		Pending
2269097	Canada	03/25/1997		Pending

entitled "Synthesis and Purification of Hepatitis C Virus-Like particles" (PHS Ref. E-009-1997/0).

APPENDIX B--Licensed Fields of Use and Territory

Licensed Fields of Use: Exclusive

Vaccines for the prevention and treatment of chronic Hepatitis C Virus (HCV) infections.

Licensed Territory:

Worldwide.

APPENDIX C--Royalties

Royalties:

Licensee agrees to pay to PHS a noncreditable, nonrefundable license issue royalty in the amount of Seventy-Five Thousand Dollars, payable according to the following schedule:

Twenty-Five Thousand Dollars ($25,000) within Thirty (30) days of this Agreement becoming effective;
Twenty-Five Thousand Dollars ($25,000) on August 1, 2004
Twenty-Five Thousand Dollars ($25,000) on November 1, 2004.

Licensee agrees to pay to PHS a nonrefundable minimum annual royalty in the amount of Five Thousand Dollars ($ 5,000), with payments beginning January 1, 2006.

Licensee agrees to pay PHS earned royalties on Net Sales by or on behalf of Licensee and its sublicensees as follows:

Five Percent (5%).

Licensee or its sublicensee agrees to pay PHS benchmark royalties as follows for each Licensed Product therapeutically or prophylactically active in humans arising from the Licensed Patent Rights:

1.	Initiation of Phase I Clinical Trials	$ 25,000
2.	Initiation of Phase II Clinical Trials	$ 100,000
3.	Initiation of Phase III Clinical Trials	$ 250,000
4.	Biologics License Application (BLA) submission	$ 500,000
5.	BLA (or its foreign equivalent) approval	$ 3,000,000

Licensee agrees to pay PHS additional sublicensing royalties as follows, based on the fair market value of any consideration received for granting each sublicense or option to sublicense:

1. Pre-Phase I	25%
2. Pre-Phase II	20%
3. Pre-Phase III	17.5%
4. Pre-BLA approval	15%
5. Post-BLA approval	12.5%

APPENDIX D—Modifications

PHS and Licensee agree to the following modifications to the Articles and Paragraphs of this Agreement:

Modifications to this Agreement shall be incorporated into this Agreement.

APPENDIX E--Benchmarks and Performance

APPENDIX F--Commercial Development Plan

Attached below: Licensee's PHS License Application.

APPLICATION FOR LICENSE TO
PUBLIC HEALTH SERVICE INVENTIONS

Thank you for your interest in the technology transfer activities of the U.S. Public Health Service. Your answers to the following questions will provide the foundation for licensing decisions. Please return this form and the required attachments to: Office of Technology Transfer, National Institutes of Health, 6011 Executive Boulevard, Suite 325, Rockville, MD 20852.

IDENTIFICATION OF INVENTIONS(S) FOR WHICH LICENSE IS SOUGHT (Complete all relevant sections)

U.S. Patent Application(s) Serial Number(s), Filing Date(s), and Patent Number(s) (if issued):
U.S. Patent No. 6,387,662, issued May 14, 2002

Title of Patent Application(s):
Synthesis and Purification of Hepatitis C Virus-Like Particle

Biological Material(s): N/A

Inventor(s):
T. Jake Liang and Thomas F. Baumert

Source from which you learned of availability of a license to the present invention(s):
Internet search

INFORMATION ABOUT APPLICANT

1.	Name & Address of Applicant:

VIRIONICS CORPORATION 2638 Cedar Elm Drive
Odenton, MD 21113

2.	Name, title, address, phone and FAX numbers of Applicant's licensing representative:

Dr. Joseph Sinkule President 2638 Cedar Elm Drive Odenton, MD 21113 Phone/Fax: (410) 695-2359

3.	Is Applicant a U.S. Corporation? X yes ___no If no, state country of origin: _________________________________ State of incorporation or citizenship (if an individual): ______Delaware

4.	Is Applicant a Small Business Firm? X yes ___no

TYPE OF LICENSE SOUGHT

X Exclusive Commercialization License	___ Coexciusive Commercialization License

___ Nonexclusive Commercialization License	___ Nonexclusive Internal Commercial Use

___ License (internal use only—no right to sell or otherwise distribute materials)
___ Nonexclusive Biological Materials License	___ Commercial Evaluation License
(for materials not covered under a	(for a limited-term evaluation)
patent or patent application)

PROPOSED FIELD(S) OF USE:

Vaccines for prevention and treatment of Hepatitis C.

I.	DESCRIPTION OF APPLICANT

VIRIONICS CORPORATION (VIRIONICS) is a developmental stage biotechnology company with offices in Odenton, Maryland. The company currently has three employees and has operating to date as a virtual company. The company obtained initial "seed" financing and, with the conclusion of this license arrangement, will close a Series A financing of at least $5,000,000 to fund initial R&D and support a CRADA with NIH. VIRIONICS is totally focused on the development of a broad and enabling virus-like particle ("VLP") technology platform using recombinant virus-like particles as the core technology for the R&D of prophylactic and therapeutic vaccines for cancer, infectious diseases, and chronic inflammatory diseases. The company will develop a close relationship with the inventor's laboratories at NIH through a CRADA to facilitate research and development activities. The staff of VIRIONICS and its consultants and advisors, are extremely experienced in the development and commercialization of vaccines for the treatment of cancer, infectious diseases and chronic inflammatory diseases. The hepatitis C technology will be one of the two lead candidate vaccines brought into the clinic by the Company in 2003.

II.	OTHER LICENSES AND USE OF 1111, INVENTION

VIRIONICS has been focused on putting together a portfolio of antigen delivery technology using VLPs. VIRIONICS has applied for exclusive and non-exclusive licenses to the following patents and patent applications from PHS. These applications pertain to papillomavirus-like particles (inventors Lowy and Schiller).

1).	USPA SNO8/319, 467, filed 10/06/94, now USPN 5,618,536, issued 04/08/97
2).	USPA SN 08/781,084, filed 01/09/97, now USPN 5,855,891, issued 01/05/99
3).	USPA SN 09/878,840, filed 06/11/01. pending, PCT/US95/12914, filed 10/06/95 and background rights to "Self-Assemblying Recombinant Papillomavirus Capsid Proteins. To the best of our knowledge, there are no known licensees of this particular hepatitis C VLP technology working in our proposed fields-of-use, we believe primarily due to the Chiron Corporation patent issues. When these patents are combined with the intellectual property requested for licensing in this application, VIRIONICS will possess a protected, broad and enabling position in the field of VLPs as antigen delivery systems for preventative and therapeutic vaccines.

Intended products include recombinant hepatitis C virus-like particles to be used as prophylactic and therapeutic vaccines for hepatitis C and hepatitis B. Licensed products and methods are those described or proposed in the relevant granted patents and/or patent applications, those conceived through the company's R&D efforts, and all relevant background rights related to self-assemblying recombinant hepatitis C virus capsid and envelope proteins described in other referenced and enabling patents by Liang and Baumert. The intent is for an exclusive, worldwide license of rights under all claims of the patents and patent applications (including divisionals and their foreign counterparts) for vaccines against, hepatitis C, and antigen carriers for vaccines against cancer, other chronic viral disease, and chronic inflammatory disease fields-of-use for the term of the patent's lifecycle (to expiration of last issued licensed patent).

The license will be royalty-bearing with a minimal up-front fee in return for a higher proposed royalty payment to PHS. The proposed up-front payment is $20,000 with a $500,000 milestone payment to PHS when each candidate product is first used in a randomized Phase III study, and a $5 million milestone payment upon FDA market approval of each immunotherapy product derived from the core technology, excluding Orphan products; PHS will receive a $2.5 million milestone payment upon market approval of all products with Orphan designation). The proposed royalty to PHS is 4% of all direct net revenue received by VIRIONICS from this technology. If any candidate product is sublicensed to third party, PHS will receive sublicensing fees according to the following schedule, which are creditable against milestone fees paid in same year (i.e. if sublicense fee is for a milestone cited above, then company does not pay milestone fee to PHS and the percentage of sublicense fee described below):

Licensing Event	Paid to PHS by VIRIONICS
* Products sublicensed before Phase I	30% of sublicense payments received
* Products sublicensed before Phase II	25% of sublicense payment received
* Products sublicensed before Phase III	15% of sublicense payment received
* Products sublicensed before market approval	10% of sublicense payment received
* Products sublicensed after market	5% of sublicense payment received

IV.	RESEARCH, DEVELOPMENT AND MARKETING PLAN

Using the licensed technology, VIRIONICS is planning to research and develop vaccine products in the prevention and treatment of chronic hepatitis C infections. A lead product candidate has been identified and will serve as the company's initial product pipeline. As the initial product pipeline is created and moved forward into manufacturing, GLP pre-clinical and clinical testing, new candidate products will be created by the ongoing research program within the company and/or by our NIH collaborators through a CRADA relationship.

VIRIONICS' overall development plan is focused to move the proof of principle data already achieved in animals into human clinical trials as quickly as possible. Pre-clinical proof-of-concept efficacy data has already been generated and published. The R&D program, the estimated costs, and development timeline for the lead product is proposed below.

A contract manufacturer will be contracted to produce a GMP clincial lot of material ($250,000; 6 months). A GLP contractor will be engaged to perform a repeat-dose GLP toxicology study in rats to support the proposed clinical dosing schedule ($150,000; 6 months). Immunology assays and product release assays must be developed and applied ($100,000; 3 months). An "opinion leader" clinical researcher experienced with hepatitis C will be sought to conduct the PhaseI and Phase II protocols. A pre-IND meeting will take place with FDA to discuss the clinical plan and any remaining issues. If requested, appropriate in vitro and animal models (chimpanzee hepatitis C challenge model) will be utilized for additional proof-of-concept testing and screening prior to human safety and efficacy studies ($500,000 chimp challenge study).

Initial PhaseI clinical trials will be conducted in normal healthy volunteers evaluating safety and immunology ($300,000; 6 months). At this point, the company will plan two different Phase II studies as a prophylacitic vaccine (randomized and controlled study in high risk volunteers) and as a therapeutic vaccine (randomized and controlled study in chronically-infected volunteers with measurable viral load). These studies of 60 subjects each are projected to cost $500,000 and $650,00, respectively and last 12-18 months duration. The Company anticipates entry into advanced, randomized Phase II-III clinical trials in both patient populations over 18 months and a Biologic License Application within 36 months of beginning a Phase III pivotal trial (based on Orphan Drug designation, Expedited Review and Fast-Track Approval).

It is the company's intention to out-license the preventative vaccine development efforts to Chiron Corporation while retaining the therapeutic vaccine rights in all markets. The company will either use a contract marketing organization to market to sell the therapeutic vaccine product for the company, or assemble our own marketing and sales force for the U.S., while licensing in all other areas. Product launch costs in the U.S and Europe are estimated to cost around $3 million. We will partner with Asian partners for marketing and sales in that market area.

V. MARKET ANALYSIS

The Vaccine Market

VIRIONICS plans to research, develop, and manufacture this entirely new class of immunotherapy, targeting diseases with tremendous market potential and for which no effective vaccines currently exist. These markets include chronic infectious diseases (like HIV, hepatitis B, hepatitis C, etc.), cancers (breast, prostate, colon, cervical, etc.), and chronic inflammatory diseases (arthritis, Crohn's, and allergy).

The current global market for infectious disease preventative vaccines surpass $7 Billion and is expected to grow at a compounded annual rate exceeding 10% throughout the license period, reaching —$30 Billion by 2015. VIRIONICS cummulative revenue expectations approach $1 Billion within five years of its initial product launches for products in these large markets. There are no approved and marketed vaccines for treatment of chronic infectious diseases, nor for treatment or prevention of cancers or chronic inflammatory diseases.

VIRIONICS therapeutic vaccine platform is unique in its ability to directly activate antigen-presenting cells of the body's immune system, especially dendritic cells. The Company has identified chronic infectious diseases (HIV, HBV, HCV, HPV), cancer (breast cancer, prostate cancer, and cervical cancer) and chronic inflammatory diseases (allergy, Crohn's, and arthritis) as its initial target market indications for therapy. The company's market research validates our believe that products for these conditions could generate total annual sales revenue in excess of $1 billion for many of the product indications.

The Hepatitis C Market

There are no effective preventative vaccines or therapeutic agents that are active against hepatitis C. It is suspected that there are over 5 million people in the U.S. that are infected with hepatitis C and perhaps as many as 200-400 million around the world. This patient population would be the target market for a therapeutic vaccine. According to 1996 statistics, there are an estimated 36,000 new cases of hepatitis C diagnosed in the U.S. each year; 66% of those infected are baby-boomers between the ages of 30-49 years old. Hepatitis C causes chronic lever disease in 20% of those infected.

This often leads to cirrhosis of the liver, cancer of the liver and liver failure. Each year hepatitis C causes 8,000-10,000 deaths. It is estimated that hepatitis C costs the U.S. over $600 million in medical costs and lost work (excluding liver transplants). For patients who do not undergo liver transplants, the average lifetime cost of hepatitis C is over $100,000, a staggering $500 billion total patient cost in today's dollars (5 million patients x $100,000).

For a safe and effective new immunotherapy product used in the treatment of hepatitis C chronic infection, the annual U.S. sales based on a very conservative 20% market share, would be estimated at $1 Billion (20% of 5 million = 1,000,000 x $1,000 per course of therapy).

OTHER INFORMATION WHICH YOU BELIEVE WILL SUPPORT A

DETERMINATION TO GRANT THE REQUESTED LICENSE

VIRIONICS is totally focused on the development and commercialization of this core platform technology. We are building a company around this core technology and strongly believe we can raise the capital and fund the research and development of several products from this baseline vaccine platform technology. Because of limited interest by other companies to date in an exclusive license to develop therapeutic and preventative vaccine products in the field of hepatitis C prevention and treatment, we request your consideration of granting us the requested license. Also because of close location of our corporate offices and research labs to the NIH campus, our intent to support continued R&D efforts in the labs of the NIH inventors, we suggest this clearly justifies our interest and dedication to this technology license and its medical applications.

VI.    FOR APPLICANTS FOREXCLUSIVE OR PARTIALLY EXCLUSIVE LICENSES ONLY

It is important that this particular technology become commercialized and VIRIONICS is dedicated to its comprehensive development for hepatitis C treatment and prevention. As U.S. taxpayers, we believe the Federal and public interests will best be served by a small entrepreneureal U.S. company, VIRIONICS, obtaining an exclusive license to this invention. It is a major dis-incentive for the company and our private and institutional investors to invest a tremendous amount of capital on a proprietary technology if several other companies are allowed to practice the same inventions. The protection and market exclusivity granted by an exclusive license is fundamental to the company's success at raising the money needed to commercialize the products envisioned from this enabling technology. The granting of non-exclusive licenses to this important technology, or the division into much smaller and limited fields-of-use, will not provide proper incentives for investment of risk capital. A non-exclusive license is just not practical nowdays as a platform for building a successful company. There is already tremendous market concentration in the fields of infectious disease vaccines and immunotherapies, and the exclusive licensing of these inventions will certainly not lessen competition in these markets. The proposed license terms and scope of exclusivity are not that different than other license agreements concluded in the past by the Federal government, or by other academic or industrial organizations for other similar technology. We feel the proposed terms are reasonable and just, but the final terms of the license proposal can be modified as negotiated in the final license agreement.

I certify, to the best of my knowledge, that all of the information provided on this application and on attachments to this application is true and accurate.

x Joseph Sinkule	October 22, 2002
Signature of Applicant or Authorized Representative Date

Dr. Joseph A. Sinkule, President VIRIONICS CORPORATION

SCHEDULE 2- PERMITS AND LICENSES

SCHEDULE 3

Form of Consulting Agreement Dr. Joseph Sinkule

To be drawn up and attached